EXHIBIT B

AGREEMENT

THIS AGREEMENT is made and entered into by and among Jesse T. Correll, an individual, First Southern Holdings, LLC, a Kentucky limited liability company, First Southern Bancorp, Inc., a Kentucky corporation, First Southern Funding, LLC, a Kentucky limited liability company, Ward F. Correll, an individual, WCorrell, Limited Partnership, a Georgia limited partnership, and Cumberland Lake Shell, Inc., a Kentucky corporation (collectively, the "Group").

W I T N E S S E T H :

WHEREAS, each member of the Group may be deemed to beneficially own shares of the Common Stock of UTG, Inc., a Delaware corporation ("UTG");

WHEREAS, each member of the Group desires to file a single Schedule 13D under the Securities and Exchange Act of 1934, as amended (the "Act"), indicating the beneficial ownership of each member of the Group with respect to the Common Stock of UTG; and

WHEREAS, the rules of Securities and Exchange Commission require that, when a Schedule 13D is filed on behalf of more than one person,  the Schedule 13D shall  include as an exhibit to the  Schedule 13D an agreement in writing of such persons that the Schedule 13D is filed on behalf of each of them.

NOW, THEREFORE, in consideration of the premises and the mutual promises of the  parties thereto, the parties hereto covenant and agree as follows:

1.           Jesse T. Correll, First Southern Holdings, LLC, First Southern Bancorp, Inc., First Southern Funding, LLC, Ward F. Correll, WCorrell, Limited Partnership and Cumberland Lake Shell, Inc. agree that a single Schedule 13D and any amendments thereto relating to the shares of Common Stock of UTG shall be filed on behalf of each of them.

2.           Jesse T. Correll, First Southern Holdings, LLC, First Southern Bancorp, Inc., First Southern Funding, LLC, Ward F. Correll, WCorrell, Limited Partnership and Cumberland Lake Shell, Inc. each acknowledge and agree that pursuant to Rule 13d-1 (f)(1) under the Act each of them is individually responsible for the timely filing of such Schedule 13D and any amendments thereto and for the completeness and accuracy of the information contained therein.

3.           This Agreement shall not be assignable by any party hereto.

4.           This Agreement shall be terminated as to any party hereto upon the first to occur of the following:  (a) the death of any individual party hereto, (b) the dissolution, termination or settlement of First Southern Holdings, LLC, First Southern Bancorp, Inc., First Southern Funding, LLC, WCorrell, Limited Partnership or Cumberland Lake Shell, Inc. (c) a written notice of termination given by any party hereto to all of the other parties hereto.

5.           This Agreement may be executed in several counterparts, each of which shall be deemed to be an original copy hereof, but all of which together shall constitute a single instrument.

6.           Jesse T. Correll, First Southern Holdings, LLC, First Southern Bancorp, Inc., First Southern Funding, LLC, Ward F. Correll, WCorrell, Limited Partnership and Cumberland Lake Shell, Inc. each acknowledge and agree that Jesse T. Correll shall be authorized as attorney-in-fact to sign, on behalf of each party to this Agreement, any Schedule 13D or amendments thereto that are required to be filed on behalf of the parties thereto.

7.           This Agreement supersedes the Agreement, dated September 4, 2001, among certain of the parties hereto, relating to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 14th day of January, 2009.

FIRST SOUTHERN HOLDINGS, LLC

By /s/ Jess Correll

Title President

FIRST SOUTHERN BANCORP, INC.

By /s/ Jess Correll

Title President

FIRST SOUTHERN FUNDING, LLC

By /s/ Jess Correll

Title President

By /s/ Jess Correll
Jesse T. Correll, individually

/s/ Ward F. Correll
Ward F. Correll, individually

WCORRELL, LIMITED PARTNERSHIP

By /s/ Jess Correll

Title Managing General Partner

CUMBERLAND LAKE SHELL, INC.

By Stephen Acton

Title Vice-President